AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of August 18, 2000, is entered into by and among BOK Financial Corporation, an Oklahoma corporation, ("BOKF"), BOKF Merger Corporation Number Ten, a Texas corporation and a wholly-owned subsidiary of BOKF ("BOKSub"), and CNBT Bancshares, Inc., a Texas corporation ("CNBT").

     WHEREAS, BOKF is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and BOKSub is a wholly-owned subsidiary of BOKF; and

     WHEREAS, CNBT is a registered bank holding company under the BHCA, which controls Citizens National Bank of Texas, a national banking association (the "Bank"); and

     WHEREAS, CNBT owns all of the issued and outstanding capital stock of CNBT Bancshares (Delaware), Inc., a Delaware corporation ("Delaware"); and

     WHEREAS, Delaware is a registered bank holding company under the BHCA, which owns all of the issued and outstanding capital stock of the Bank; and

     WHEREAS, the respective Boards of Directors of each of BOKF and CNBT deem it advisable for BOKSub to merge with and into CNBT upon the terms and subject to the conditions described herein;

     NOW, THEREFORE, for and in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, and promises hereinafter contained, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                                   THE MERGER

     Section 1.1. The Merger. Pursuant to the terms and provisions of this Agreement and the Texas Business Corporation Act (the "TBCA"), BOKSub shall merge with and into CNBT (the "Merger").

     Section 1.2. Merging Corporation. BOKSub shall be the merging corporation under the Merger and its corporate identity and existence, separate and apart from CNBT, shall cease on consummation of the Merger.

     Section 1.3. Surviving Corporation. CNBT shall be the surviving corporation in the Merger. No changes in the articles of incorporation or bylaws of CNBT shall be effected by the Merger. The officers and directors of CNBT after the Merger shall be the same as the officers and directors of BOKSub as of the Effective Time (as defined in Section 9.2).

     Section 1.4. Effect of the Merger. The Merger shall have all of the effects provided by the TBCA. CNBT, as the surviving corporation, may, at any time after the Effective Time, take any action (including executing and delivering any documents) in the name and on behalf of either BOKSub or CNBT as are appropriate in order to carry out and effectuate the transactions contemplated by this Agreement.

     Section 1.5. Merger Consideration; Conversion of Shares.

     (a) At the Effective Time, each share of common stock of CNBT, par value $1.00 per share (the "CNBT Common") then issued and outstanding, other than shares the holders of which have duly exercised and perfected their dissenters' rights under the TBCA, shall be automatically converted into the right to receive an amount (the "Merger Consideration") equal to (i) Ninety-Two Million Dollars ($92,000,000), minus the amount of any dividends paid by CNBT to its shareholders during the period from August 1, 2000, to the date of consummation of the Merger in excess of the sum of $0.12 per share per calendar quarter for each of two calendar quarters and one special dividend not exceeding seven cents ($0.07), minus the payments contemplated by Section 12.2. divided by (ii) the number of shares of CNBT Common issued and outstanding as of the Effective Time (and after exercise of all of the Stock Options (as defined in Section 2.2)) The Merger Consideration shall be paid to each holder of the CNBT Common as of the Effective Time as herein provided.

     (b) CNBT, BOKF, and BOKSub acknowledge and understand that (i) all Stock Options shall be exercised immediately prior to consummation of the Merger, (ii) all shares of CNBT Common issuable upon exercise of the Stock Options shall be deemed issued and outstanding immediately prior to the consummation of the Merger, and (iii) the CNBT Common to be converted into the right to receive the Merger Consideration shall include, without limitation, the CNBT Common to be issued upon the exercise of the Stock Options.

     (c) At the Effective Time, BOKF shall deposit or cause to be deposited into an interest bearing account at the Bank of Texas, National Association One Million Dollars ($1,000,000) of the Merger Consideration to be governed by
Section 11.2 (the "Representation Escrow Funds"). The Merger Consideration less the Representation Escrow Funds is referred to herein as the "Closing Consideration".

     (d) At the Effective Time, all of the shares of CNBT Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates that immediately prior to the Effective Time represented outstanding shares of CNBT Common (the "Certificates") or of any holder of Stock Options shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive the Merger Consideration upon the surrender of such Certificate or Certificates or exercise of such Stock Options in accordance with Section 1.6.

     (e) At the Effective Time, each share of CNBT Common, if any, held in the treasury of CNBT immediately prior to the Effective Time shall be canceled.

     (f) At the Effective Time, each share of common stock, par value $1.00 per share, of BOKSub outstanding immediately prior to the Effective Time shall be converted into one share of CNBT Common.

     (g) If any holder of CNBT Common is entitled to dissent from the Agreement and the Merger under the TBCA and such holder thereof perfects such holder's rights under the TBCA in accordance with the provisions thereof, any issued and outstanding shares of CNBT Common held by such dissenting holder ("Dissenting Shares") shall not be converted as described in this Section 1.5, but from and after the Effective Time shall represent only the right to receive such cash consideration as may be determined to be due to such dissenting holder pursuant to the TBCA; provided, however, that each share of CNBT Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal shall have only such rights as are provided under the TBCA.

     Section 1.6. Exchange Procedures; Surrender of Certificates.

     (a) Bank of New York , or other entity mutually satisfactory to CNBT and BOKF, shall act as paying agent in the Merger (the "Paying Agent"). Immediately after the Effective Time, BOKF will cause CNBT, as the surviving corporation, to furnish the Paying Agent cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of all outstanding shares of CNBT Common (other than Dissenting Shares).

     (b) At least twenty (20) days prior to the Effective Time, the Paying Agent shall mail, without any further action on the part of BOKF or CNBT, to each record holder of the Certificates, addressed to the most current address of such shareholder according to the records of CNBT, a letter of transmittal (and instructions) for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each such letter (the "Merger Transmittal Letter") shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper receipt of the Certificates by the Paying Agent and shall be in such form and have such other provisions as BOKF may reasonably specify. If a holder of the CNBT Common surrenders the Certificates representing shares of such stock and a properly executed Merger Transmittal Letter to the Paying Agent at least three (3) business days prior to the Closing Date, then on the Closing Date, the Paying Agent shall pay to such shareholder the Closing Consideration with respect to such shares of CNBT Common. If a holder of the CNBT Common surrenders the Certificates representing shares of such stock and a properly executed Merger Transmittal Letter to the Paying Agent at any time after three (3) business days prior to the Closing Date, then promptly, and in no event later than three (3) business days after receipt of such Certificates and Merger Transmittal Letter, the Paying Agent shall pay to such shareholder the Closing Consideration with respect to such shares of CNBT Common. No interest on the Closing Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates . If the Closing Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise executed in proper form for transfer and that the person requesting such issuance shall pay to the Paying Agent any required transfer or other taxes or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (c) With respect to any shares of CNBT Common that are acquired as a result of the exercise of the Stock Options, the purchase price for such shares under the Stock Options shall be subtracted from or "netted-out" of the Closing Merger Consideration to be paid such shareholders in order to provide for a cashless exercise of the Stock Options. That is, upon the exercise of the Stock Options such option holder shall not be required to pay CNBT the purchase price specified in the Stock Options, but such amount shall be deducted from the amount of Closing Consideration that would otherwise have been paid to such option holder.

     (d) After the Effective Time, there shall be no further registration or transfers on the records of CNBT of outstanding certificates formerly representing shares of CNBT Common and, if a certificate formerly representing such shares is presented to CNBT or BOKF, it shall be forwarded to the Paying Agent for cancellation and exchange for the Closing Consideration.

     (e) All Merger Consideration paid upon the surrender of CNBT Common in accordance with the above terms and conditions shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of CNBT Common.

     (f) In the event any certificate for CNBT Common shall have been lost, stolen, or destroyed, the Paying Agent shall issue in exchange for such lost, stolen, or destroyed certificate, such Merger Consideration as may be required pursuant to this Agreement; provided, however, that BOKF may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate to deliver an affidavit of lost certificate and indemnification agreement in form reasonably acceptable to BOKF.

     (g) At any time following six months after the Effective Time, BOKF shall be entitled to terminate the Paying Agent relationship, and thereafter holders of Certificates shall be entitled to look only to BOKF (subject to abandoned property, escheat, or other similar laws) with respect to the Merger Consideration payable upon surrender of their Certificates.

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF CNBT

     In order to induce BOKF and BOKSub to enter into, execute, deliver and perform this Agreement, CNBT represents and warrants to BOKF and BOKSub as follows:

     Section 2.1. Organization, Standing and Power.

     (a) CNBT is a corporation duly organized, validly existing, and in good standing under laws of the State of Texas. CNBT (i) has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted; (ii) is subject to the supervision of the Board of Governors of the Federal Reserve System (the "Fed"); and (iii) is a bank holding company registered with the Fed under the BHCA.

     (b) Delaware is a corporation duly organized, validly existing, and in good standing under laws of the State of Delaware. Delaware (i) has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted; (ii) is subject to the supervision of the Fed; and (iii) is a bank holding company registered with the Fed under the BHCA.

     (c) The Bank is a national banking association duly organized, validly existing, and in good standing under laws of the United States. The Bank (i) has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted; (ii) is subject to the supervision of the Federal Deposit Insurance Corporation ("FDIC") and the Office of the Comptroller of the Currency ("OCC"); and (iii) is an insured bank as defined in the Federal Deposit Insurance Act.

     (d) CNBT has delivered to BOKF and BOKSub complete and correct copies, as of a date not more than 30 days prior to the date hereof, of (i) the Articles of Association or Incorporation or Certificate of Incorporation and all amendments thereto, and (ii) the Bylaws and all amendments thereto, of each of CNBT, Delaware, the Bank and CNB Mortgage Company, a Texas corporation..

     Section 2.2. Capital Structure.

     (a) The authorized capital stock of CNBT consists of 30,000,000 shares of Common Stock, par value $1.00 per share. As of the date of this Agreement, 4,941,361 shares of CNBT Common were outstanding (net of shares held by CNBT in treasury). CNBT does not have any commitment or obligation to repurchase, reacquire, or redeem any of the outstanding CNBT Common. As of the date of this Agreement, CNBT had outstanding stock options granted, pursuant to the CNBT Employee Stock Option Plans, representing the right to acquire an aggregate of 139,670 shares of CNBT Common (the "Stock Options"). Schedule 2.2 (a) sets forth the name of each person that has been granted Stock Options, the number of shares that may be acquired as of the date of this Agreement by each such person, and the exercise price of such Stock Options. The outstanding shares of the CNBT Common are validly issued and outstanding, fully paid, and non-assessable. Except for the Stock Options, there are no outstanding subscriptions, conversion privileges, calls, warrants, options, commitments, or agreements of any character obligating CNBT to issue, sell, or dispose of any shares of any of its capital stock.

     (b) The authorized capital stock of Delaware consists solely of 10,000 shares of common stock, par value $1.00 per share (the "Delaware Common Stock"). As of the date of this Agreement, 1,000 shares of Delaware Common Stock were issued and outstanding, and all of such outstanding shares are held of record by CNBT. There are no outstanding subscriptions, conversion privileges, calls, warrants, option, commitments, or agreements obligating Delaware to issue, sell, or dispose of any shares of any of its capital stock.

     (c) The authorized capital stock of the Bank consists of 30,000,000 shares of common stock, par value $1.00 per share (the "the Bank Common Stock"). As of the date of this Agreement, 200,000 shares of the Bank Common Stock were issued and outstanding, all of which are held of record by Delaware. There are no outstanding shares of preferred stock, nor any subscriptions, conversion privileges, calls, warrants, options, commitments, or agreements obligating the Bank to issue, sell, or dispose of any shares of any of its capital stock.

     (d) CNBT has no subsidiaries except Delaware, the Bank and CNB Mortgage Company, a Texas corporation.

     Section 2.3. Authority. Subject to the approval of this Agreement by the shareholders of CNBT as contemplated by Section 5.6 hereof, the execution and delivery of this Agreement and the consummation of the Merger contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CNBT. Neither the execution and delivery of this Agreement, the consummation of the Merger contemplated hereby, nor compliance by CNBT with any of the provisions hereof will (i) conflict with or result in a breach of any material provision of its Articles of Incorporation or Bylaws or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which CNBT is a party, or by which it or any of its properties or assets may be bound, except for such conflict, breach, or default as to which requisite waivers or consents either shall have been obtained by CNBT by the Effective Time or the obtaining of which shall have been waived by BOKF, or (ii) violate any material order, writ, injunction, decree, statute, rule, or regulation applicable to CNBT or any of its properties or assets. No other consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws and regulations of the Fed, is required in connection with the execution and delivery by CNBT of this Agreement or the consummation by CNBT of the Merger contemplated hereby.

     Section 2.4. Financial Statements.

     (a) CNBT has previously delivered or made available to BOKF complete copies of the (i) the consolidated balance sheets of CNBT and its subsidiaries as of December 31, 1999, and related consolidated statements of income, changes in stockholders' equity, and cash flows for the three years ended December 31, 1999, together with the notes thereto, included in CNBT's Annual Report on Form 10-K for the year ended 1999, as currently on file with the Securities and Exchange Commission ("SEC") and the unaudited consolidated balance sheet of CNBT and its subsidiaries as of June 30, 2000, and the related unaudited consolidated income statement and statements of changes in stockholders' equity and cash flows for the six months then ended included in CNBT's Quarterly Report on Form 10-Q for the quarter then ended, as currently on file with the SEC and (ii) the Reports of Condition and Income of the Bank as filed with the OCC for each of the quarterly periods during 1999 and 2000 (collectively the "CNBT Financial Statements").

     (b) The CNBT Financial Statements set forth in clause (a)(i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in stockholders' equity, and cash flows of CNBT and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material). As of the respective date of each of the CNBT
Financial Statements, neither CNBT, nor Delaware, nor Bank has any material liabilities (including, but not limited to, whether similar or dissimilar, liabilities or obligations for taxes, whether due or to be come due) except those fully reflected or reserved against, or otherwise disclosed in the Financial Statements.

     Section 2.5. Absence of Changes. Except as set forth in Schedule 2.5, since June 30, 2000, there has not been any material adverse change in the condition (financial or otherwise) of the assets, liabilities, earnings, or business of CNBT, Delaware, or the Bank. Since such date, the business of CNBT, Delaware, and the Bank has been conducted only in the ordinary course consistent with prior practices and such entities have not incurred any additional material liabilities (not already reflected in the CNBT Financial Statements) except: (i) those incurred in the ordinary course of business consistent with past practices without negligence or willful malfeasance, or (ii) expenses or liabilities incurred in connection with this Agreement and the transactions contemplated hereby in an amount not exceeding $175,000. Without limiting the generality of the foregoing, since June 30, 2000, except as set forth on Schedule 2.5 or as permitted by this Agreement, none of CNBT, Delaware, or the Bank have paid any dividends, made any distributions of assets, made any material changes in compensation or benefits of any employee (other than by reason of promotion to increased responsibility), or entered into any contracts for services or materials except such contracts and materials which either: (i) may be terminated without penalty within 90 days or, (ii) provide for the payment or other consideration to be furnished by CNBT, Delaware, or the Bank in an amount of not more than $25,000, individually or $100,000 for all such contracts and materials. Notwithstanding the foregoing, any changes in banking laws, generally accepted accounting principles, prevailing interest rates or other developments that affect the entire banking industry generally shall not be deemed to have a material adverse effect in the financial condition, the results of operations or the business of CNBT, Delaware, or the Bank.

     Section 2.6. Tax Matters.

     (a) CNBT, Delaware, and the Bank have timely filed all federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns required by applicable laws to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid with respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. None of CNBT, Delaware, or the Bank will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. No payment of any amount to any employee of any of CNBT, Delaware, or the Bank is an excess parachute payment within the meaning of Section 280G of the Code.

     (b) All federal, state and local income, franchise, bank, excise, real property, personal property, and other tax returns filed by CNBT, Delaware and the Bank are complete and accurate in all material respects. None of CNBT, Delaware, or the Bank is delinquent in the payment of any tax, assessment, or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. There are currently no agreements in effect with respect to CNBT, Delaware, or the Bank to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any such return is pending or, to CNBT's knowledge, threatened.

     Section 2.7. Property. CNBT, Delaware, and the Bank own all property reflected on the balance sheet dated June 30, 2000, included in the CNBT
Financial Statements (except personal property sold or otherwise disposed of since June 30, 2000, in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever, except those reflected in the CNBT Financial Statements, liens for current taxes not yet due and payable and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or do not otherwise materially impair business operations.

     Section 2.8. Legal Proceedings. There is no material legal, administrative, arbitration, or other proceeding or governmental investigation pending or, to CNBT's knowledge, threatened which might reasonably be expected to result in material money damages payable by CNBT, Delaware, or the Bank in excess of insurance coverage or in a permanent injunction against CNBT, Delaware, or the Bank. To CNBT's knowledge, each of CNBT, Delaware and the Bank have complied with, and are not in default in any material respect under, any laws, ordinances, requirements, regulations, or orders applicable to their business. None of CNBT, Delaware, or the Bank is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, or decree, which materially and adversely affects, or might reasonably be expected materially and adversely to affect, the business operations, properties, assets, or condition, financial, or otherwise, of CNBT, Delaware, or the Bank.

     Section 2.9. Brokers and Finders. Except as set forth in Section 12.2, none of CNBT, its subsidiaries, or any of its officers, directors, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger contemplated herein.

     Section 2.10. Loan Portfolio. Except as to any breach that would reasonably be expected to have an adverse effect of less than $20,000 in respect of any single credit (related credits shall be aggregated for this purpose) and $60,000 when aggregated with all such breaches, , (i) all loans and discounts shown on the CNBT Financial Statements at June 30, 2000, or which were entered into after June 30, 2000, but before the Closing Date were and will be made in all material respects for good, valuable, and adequate consideration in the ordinary course of the Bank, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs, or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency, or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages, and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true, and genuine and what they purport to be; and (iii) CNBT, Delaware and the Bank have complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Notwithstanding the foregoing, BOKF acknowledges and agrees that it has made its own determination as to the collectibility of the loan portfolio of CNBT and the Bank.

     Section 2.11. Environmental. To CNBT's knowledge, the ownership, location, construction, use, and operation of all real property owned or leased by CNBT or the Bank (fixed asset or OREO) is, and has at all times been, in material compliance with applicable Environmental Law, as hereinafter defined. Delaware does not own or lease any real property and has not since its incorporation. To CNBT's knowledge, there are no pending or threatened, and there have been no administrative, regulatory, or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, or proceedings relating in any way to any Environmental Law relating to the real property owned by CNBT or the Bank. To CNBT's knowledge, (i) no real property owned by CNBT or the Bank has at any time been used by CNBT or the Bank, or by any person, as a landfill or for the storage or disposal, or as a site of spilling, dumping, depositing, or otherwise disposing of, any hazardous or toxic substances or waste; and (ii) no real property owned by CNBT or the Bank is, or has been, an industrial site or landfill. For the purposes hereof, "Environmental Law" means any federal, state, or local statute, law, rule, regulation, ordinance, code, policy, or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, or judgment, relating to the environment, health, safety or "hazardous materials," "hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," or words or terms of similar import (including under any Environmental Law), including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. 3808 et seq., the Texas Solid Waste Disposal Act, Tex. Health & Safety Code Ann. Ch. 361, the Texas Clean Air Act, Tex. Health & Safety Code Ann. Ch. 382, the Texas Water Code, Tex. Water Code Ann., and the Texas Hazardous Substances Spill Prevention and Control Act, Tex. Water Code Ann. Section 2.12. Zoning and Related Laws. To CNBT's knowledge, all real property owned or leased by CNBT or the Bank and the use thereof complies with all applicable laws, ordinances, regulations, orders, or requirements, including without limitation, building, zoning, and other laws, except as to any violations which would not have a material adverse affect on the financial condition of CNBT or the Bank.

     Section 2.13. Compliance with Law. CNBT, Delaware, and the Bank have all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance with all applicable laws and regulations (including the Employee Retirement Income Security Act and regulations promulgated pursuant thereto) except to the extent that the failure to so comply could not have a material adverse effect on CNBT, Delaware or, the Bank.

     Section 2.14. Agreements with Regulatory Agencies. None of CNBT, Delaware, or the Bank is subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each a "Regulatory Agreement") any regulatory agency that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor have CNBT, Delaware, or the Bank been advised by any regulatory agency that it is considering issuing or requesting any Regulatory Agreement.

     Section 2.15. Employees. Except as set forth in Schedule 2.15 attached hereto, (i) none of the employees of CNBT, Delaware, or the Bank is employed under any employment contract (oral or written) that will survive the Merger and
(ii) none of CNBT, Delaware, or the Bank have any employee benefit plans.

     Section 2.16. Contracts and Commitments. A list of all contracts, leases, and commitments, other than deposit, safe deposit, credit, and lending transactions entered into in the ordinary course of the Bank's banking business, which are material to the business, operations, or financial condition of CNBT, Delaware, or the Bank as of this date is set forth in Schedule 2.16. For the purpose of Schedule 2.16, materiality shall mean those contracts and commitments for which payment or other consideration to be furnished by CNBT, Delaware, or the Bank is more than $25,000. CNBT, Delaware, and the Bank have performed in all material respects and are performing all material contractual and other obligations required to be performed by them.

     Section 2.17. Sale of Credit Card Portfolio - Sponsored Accounts. Without limiting any other representation made herein, CNBT, Delaware, and Bank will suffer no loss by reason of the guarantee by CNBT and/or Bank of the collectibility of those accounts known as the Sponsored Accounts, which guarantee was given in connection with the sale of the Bank's Credit Card Portfolio.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BOKF

     In order to induce CNBT to enter into, execute, deliver and perform this Agreement, BOKF represents and warrants to CNBT as follows:

     Section 3.1. Organization, Standing and Power. BOKF is a corporation duly organized, validly existing, and in good standing under the State of Oklahoma. BOKF (i) has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to own, lease, and operate its properties and to carry on its business as now being conducted; and
(ii) is a bank holding company registered with the Fed under the BHCA.

     Section 3.2. Authority. The execution and delivery of this Agreement, the consummation of the Merger and payment of the Merger Consideration , and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BOKF. This Agreement has been duly executed by BOKF and constitutes the valid and binding obligation of BOKF, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity). Neither the execution and delivery of this Agreement, the consummation of the Merger and payment of the Merger Consideration )and the other transactions contemplated hereby, nor compliance by BOKF with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which BOKF is a party, or by which it or any of its properties or assets may be bound except for such conflict, breach, or default as to which requisite waivers or consents either shall have been obtained by BOKF by the Effective Time, or the obtaining of which shall have been waived by CNBT, or (ii) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to BOKF or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws and regulations of the Fed, is required in connection with the execution and delivery by BOKF of this Agreement or the consummation by BOKF of the Merger and payment of the Merger Consideration and the other transactions contemplated hereby.

     Section 3.3. Subsidiaries. Each of BOKF's subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

     Section 3.4. Financial Information. The consolidated balance sheets of BOKF and its subsidiaries as of December 31, 1999 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1999, together with the notes thereto, included in BOKF's Annual Report on Form 10-K for the year ended 1999, as currently on file with the SEC and the unaudited consolidated balance sheet of BOKF and its subsidiaries as of June 30, 2000, and the related unaudited consolidated income statement and statements of changes in stockholders' equity and cash flows for the sixmonths then ended included in BOKF's Quarterly Report on Form 10-Q for the quarter then ended, as currently on file with the SEC (together the "BOKF Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of BOKF and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

     Section 3.5. Absence of Changes. Since June 30, 2000, there has not been any material adverse change in the financial condition, the results of operations, or the business of BOKF and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the BOKF Financial Statements not misleading. Notwithstanding the foregoing, any changes in banking laws, generally accepted accounting principles, prevailing interest rates or other developments which affect the entire banking industry generally shall not be deemed to be a material adverse change in the financial condition, the results of operations or the business of BOKF and its subsidiaries taken as a whole.

     Section 3.6. Litigation. There is no litigation, claim, or other proceeding pending or, to the knowledge of BOKF, threatened, against BOKF or any of its subsidiaries, of which the property of BOKF or any of its subsidiaries is or would be subject which if adversely determined would have a material adverse effect on the business of BOKF and its subsidiaries taken as a whole.

     Section 3.7. Reports. Since January 1, 1993 (in the case of subsidiaries of BOKF, the date of acquisition thereof by BOKF, if later) BOKF and each of its significant subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the Fed, (iii) the OCC, (iv) the FDIC, (v) any applicably state securities or banking authorities, (vi) the Nasdaq Stock Market, and (vii) any other governmental authority with jurisdiction over BOKF or any of its significant subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits, and schedules thereto, complied in all material respects with the relevant statutes, rules, and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.8. Compliance With Law. BOKF and its significant subsidiaries have all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance with all applicable laws and regulations, except to the extent that the failure to so comply would not have a material adverse effect on BOKF and its subsidiaries taken as a whole.

     Section 3.9. Regulatory Approvals. BOKF is not aware of any matter (including, but not limited to, compliance with capital adequacy guidelines adopted by the Fed and the Community Reinvestment Act) that would delay or prevent BOKF from obtaining all requisite regulatory approvals necessary to consummate the Merger as set forth in this Agreement.

     Section 3.10 Ability to Pay Merger Consideration. BOKF will have available to it as of the Closing Date, as a result of dividends or distributions from its subsidiaries, borrowings on its existing line of credit, or capital contribution, sufficient cash to pay the Merger Consideration as set forth in
Section 1.5 to the shareholders of CNBT.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BOKSUB

     In order to induce CNBT to enter into, execute, deliver and perform this Agreement, BOKSub represents and warrants to CNBT as follows:

     Section 4.1. Organization, Standing and Power. BOKSub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

     Section 4.2. Authority. The execution and delivery of this Agreement and the consummation of the Merger contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BOKSub. Neither the execution and delivery of this Agreement, the consummation of the Merger contemplated hereby, nor the compliance by BOKSub with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which BOKSub is a party, or by which it or any of its properties or assets may be bound except for such conflict, breach, or default as to which requisite waivers or consents either shall have been obtained by BOKSub by the Effective Time, or the obtaining of which shall have been waived by BOKSub, or (ii) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to BOKSub or any of its properties or assets. No consent or approval by any governmental authority, other than those required by applicable federal and state securities and banking laws and regulations is required in connection with the execution and delivery by BOKSub of this Agreement.

                                    ARTICLE V
                              PRE-CLOSING COVENANTS

     Section 5.1. Access to Records and Properties of CNBT.

     (a) Between the date of this Agreement and the Effective Time, CNBT agrees to give BOKF reasonable access to all of its and the Bank's premises, books, records (including tax returns filed and those in preparation), financial information, and other information pertinent to its operations, including, without limitation, access to independent auditors with respect to the preparation of the financial statements and tax planning of CNBT and the Bank; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of CNBT or the Bank. CNBT will cooperate fully in permitting BOKF to make a full investigation of the business, properties, financial condition and investments of CNBT and the Bank, in the preparation of all applications, reports, and other documents necessary or advisable for the successful consummation of the Merger.

     (b) BOKF will treat and hold confidential any information concerning the business and affairs of CNBT, Delaware or the Bank that is not generally available to the public ("Confidential Information") it receives from any of CNBT, Delaware, the Bank, or their respective shareholders, officers, directors, or agents, in the course of its review of CNBT, Delaware or the Bank. BOKF will not use any of the Confidential Information except in connection with this Agreement. If this Agreement is terminated for any reason whatsoever, BOKF and BOKSub will promptly return to CNBT, Delaware, or the Bank, as the case may be, all tangible embodiments (and all copies) of the Confidential Information which are in its possession, and will not at any time use any Confidential Information for any business purpose or disclose it to any third party. Any information provided to BOKF by CNBT, Delaware or the Bank shall not be deemed to be Confidential Information if: (i) it was in BOKF's lawful possession or within BOKF's knowledge at the time of disclosure; (ii) at the time of disclosure, it was in the public domain; (iii) after CNBT's disclosure, it becomes, through no act or omission on BOKF's part, in the public domain; or (iv) it was lawfully and independently obtained by BOKF from a third party who was not under an obligation of confidentiality.

     Section 5.2. Operation of the Business of CNBT. CNBT agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that BOKF shall otherwise consent (which consent shall not be unreasonably withheld),

     (a) CNBT will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its reasonable best efforts to preserve intact its present business organization and its relationships with persons having business dealings with it.

     (b) CNBT will maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty, maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained, perform all its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, and fully comply with and perform all material obligations and duties imposed upon it by applicable laws and governmental rules, regulations and orders imposed by governmental authorities.

     (c) Except as expressly permitted by subsections (e), (f), and (g) below, CNBT will not, other than in the ordinary course of business and consistent with CNBT's or the Bank's prior practices, (i) grant any material salary increase to any officer or employee or enter into any new bonus, incentive compensation, deferred compensation, profit sharing, retirement, severance, pension, group insurance, or other benefit plan, or any new employment or consulting agreement;
(ii) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness; (iii) make or allow any amendment of its Articles of Association, Articles of Incorporation, or Bylaws; (iv) issue or contract to issue any shares of CNBT Common or securities exchangeable for or convertible into CNBT Common, except in connection with the exercise of the Stock Options; (v) purchase any shares of CNBT Common; (vi) enter into or assume any material contract or obligation; (vii) incur a lien on any of its properties either real or personal; (viii) make any substantial renovation of any of its properties or enter into any lease or agreement involving any substantial obligation; or (ix) waive any right of substantial value.

     (d) From August 1, 2000, until the Closing Date, CNBT will not pay total dividends exceeding the amount of earnings at CNBT, on a consolidated basis, during such period, CNBT will not pay dividends in excess of $0.12 (twelve cents) per calendar quarter for each of two calendar quarters plus one special dividend not exceeding $0.07 (seven cents), and CNBT will not permit the Bank to pay any dividend that would cause the Bank to no longer be "well capitalized" under applicable federal capital adequacy guidelines.

     (e) Notwithstanding anything in this Agreement to the contrary, (i) the Stock Options may be exercised and CNBT may issue CNBT Common in connection therewith and otherwise perform its obligations thereunder; and (ii) the Stock Option exercise dates may be accelerated or extended in the discretion of CNBT subject to the provisions of this Agreement respecting the exercise of such Stock Options in connection with the consummation of the Merger.

     (f) Notwithstanding anything in this Agreement to the contrary, CNBT may pay usual and customary bonuses (consistent with prior practice.

     (g) Notwithstanding anything in this Agreement to the contrary, CNBT may (subject to the approval of BOKF which approval shall not be unreasonably denied, withheld, or delayed) commit to pay to certain key employees of CNBT or the Bank (who do not enter into employment or noncompetition agreements) an aggregate amount of $75,000 in consideration of such employees entering into retention agreements whereby such employees would continue their employment with CNBT or the Bank at least through the earlier of (i) February 28, 2002 or (ii) the date of the data processing conversion of the Bank to the data processing system used by Bank of Texas, National Association ("BOT").

     Section 5.3. Regulatory Approvals and Cooperation.

     (a) BOKF and BOKSub shall promptly, but in no event later than twenty (20) days after the date of this Agreement, file or cause to be filed applications to fulfill all governmental, regulatory and other requirements (including, without limitation, obtaining the approval of the OCC, the FDIC, the Fed, SEC, and/or any other governmental entity having jurisdiction over CNBT, Delaware, the Bank, or BOKF and pay all fees and expenses associated therewith) required by BOKF, or BOKSub for the completion of the transaction contemplated by this Agreement; and promptly furnish CNBT with copies of all such regulatory filings.

     (b) CNBT shall take all action necessary and fully cooperate in good faith with BOKF and BOKSub to bring about the Merger contemplated by this Agreement as soon as practicable. CNBT will give any notices to third parties, and CNBT will use its best efforts to obtain any third party consents, that BOKF may reasonably request in connection with the consummation of the Merger.

     Section 5.4. Public Disclosure. None of BOKF, BOKSub, CNBT, or any representative of said parties, will make any public disclosure concerning this Agreement or the Merger contemplated herein without the mutual consent of each of the other parties hereto to the timing and content of the disclosure; provided, however, the parties hereto may make any disclosure (i) necessary to maintain compliance with applicable federal or state laws or regulations, (ii) required in connection with the making of any application necessary to effect the Merger, or (iii) as contemplated by Section 5.6. Section 5.6. Shareholder Approval. CNBT, acting through its Board of Directors, shall, in accordance with applicable law:

     (a) Duly call, give notice of, convene, and hold a meeting of its shareholders on a date mutually selected by BOKF and CNBT (the "Shareholders's Meeting") for submission of this Agreement and the Merger for approval of such shareholders as required by the TBCA,

     (b) Subject to its fiduciary duties to the shareholders of CNBT, include in the Proxy Statement (as defined below) the recommendation of its Board of Directors that the shareholders of CNBT vote in favor of the approval and adoption of the Agreement and the Merger,

     (c) Shall file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement and shall use all reasonable efforts to have the Proxy Statement approved by the SEC as promptly as practicable, and

     (d) Cause the Proxy Statement to be mailed to the shareholders of CNBT as soon as practicable, and take such other action as is reasonably necessary to obtain approval of the Agreement and the Merger from its shareholders.

The letter to shareholders, notice of meeting, proxy statement, and form of proxy to be distributed to shareholders of CNBT in connection with the Merger and the Merger Agreement shall be in form and substance reasonably satisfactory to BOKF and are collectively referred to herein as the "Proxy Statement."

     Section 5.7. No Solicitation.

     (a) Prior to the Effective Time, unless this Agreement is sooner terminated, CNBT shall not, nor shall CNBT permit any officer, director, employee, agent or representative of CNBT or the Bank to, directly or indirectly
(i) solicit, initiate or encourage inquiries or proposals with respect to the merger of CNBT or the sale of any of the shares of CNBT Common or other material asset(s) of CNBT (any such transaction being referred to as an "Acquisition Transaction") from any party other than BOKF, or (ii) enter into any Acquisition Transaction with any party except as set forth in this Agreement.

     (b) Notwithstanding the provisions of paragraph (a) above, CNBT may, in response to an unsolicited written proposal with respect to an Acquisition Transaction ("Acquisition Proposal"), furnish (subject to the execution of a confidentiality agreement and standstill agreement containing provisions substantially similar to the confidentiality and standstill provisions of
Section 5.1(b) hereof confidential or non-public information concerning its business, properties, or assets to a financially capable corporation, partnership, person, or other entity or group (a "Potential Acquiror") and negotiate with such Potential Acquiror if (i) the board of directors of CNBT after consulting with one or more of its financial advisers, concludes that such Acquisition Proposal (if consummated pursuant to its terms) would result in a transaction more favorable to CNBT's shareholders than the Merger and (ii) based upon advice of its legal counsel, its board or directors determines in good faith that the failure to provide such confidential and non-public information to such Potential Acquiror would constitute a breach of its fiduciary duty to its shareholders (any such Acquisition Proposal meeting the conditions of clauses (i) and (ii) being referred to as a "Superior Proposal").

     (c) CNBT shall immediately notify BOKF after receipt of any Acquisition Proposal or any request for nonpublic information relating to CNBT or the Bank in connection with an Acquisition Proposal or for access to the properties, books, or records of CNBT or the Bank by any person or entity that informs the CNBT board of directors that it is considering making, or has made, an Acquisition Proposal. Such notice to BOKF shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry, or contact.

     Section 5.8. Restrictions on Indebtedness. CNBT agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement, CNBT shall not incur any indebtedness for borrowed money or incur any noncurrent indebtedness for the purchase price of any fixed or capital asset, or make any extension of credit or any loans to, guarantee the obligations of, or make any additional investments in, any other person, corporation, or joint venture (whether an existing customer or a new customer) except:

     (a) Extensions of credit, loans and guarantees (i) less than $500,000per transaction or (ii) less than $1,000,000 with existing customers (related credits being aggregated for this purpose) made by the Bank in the usual and ordinary course of its banking business, consistent with prior practices and policies; provided, however, that the consent of BOKF shall be deemed to have been given unless earlier given or denied in writing (i) with respect to any loan presented at a regularly scheduled meeting of the Bank's Loan Committee, at the later of 3:00 p.m. on the business day of such meeting or the adjournment of such meeting, provided that all information provided to the members of the Bank's Loan Committee with respect to such loan is delivered to BOKF at the same time it is delivered to such committee members, and (ii) with respect to all other loans, at the close of business on the next business day after BOKF's consent is requested and all information relating to the making, renewal or alteration of such loan is furnished to BOKF.

     (b) Legal investments by the Bank in the usual and ordinary course of its banking business consistent with prior practices and policies.

     (c) Borrowings from the Federal Home Loan Bank, the Federal Reserve Bank, deposit liabilities, and federal funds transactions by the Bank in the ordinary course of business consistent with past practices.

     Section 5.9. Information for Proxy Statement and Applications. BOKF will promptly furnish to CNBT all information concerning BOKF and BOKSub required for inclusion in (a) the Proxy Statement and (b) any application or statement to be made by CNBT or filed by CNBT with any body in connection with the transactions contemplated by this Agreement, and BOKF represents and warrants that all information so furnished for such Proxy Statement and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. BOKF shall otherwise fully cooperate with CNBT and the Bank in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement, including the Merger. BOKF shall promptly notify CNBT in writing if BOKF becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, and schedule or any other information furnished to CNBT or any representation or warranty made in or pursuant to this Agreement.

     Section 5.10 Repositioning of Securities Portfolio. From and after the date of this Agreement, CNBT shall cause the Bank to consult with BOKF concerning the advisability of repositioning the Bank's securities portfolio, including consideration of moving to overall shorter maturities; provided, however, without limiting the generality of the foregoing the Bank shall not be obligated in any event to sell any security at a loss.

     Section 5.11 BOKF Guest Attendance at CNBT and Bank Board, Asset and Liability Committee, and Loan Committee Meetings. From and after the date of this Agreement, CNBT and the Bank shall extend an invitation to two representatives of BOKF designated by BOKF to attend as guests all meetings of the boards of directors and all meetings of the Asset and Liability Committee and Loan Committee of CNBT and the Bank; provided, however, such representatives shall excuse themselves, if requested, from such meetings while any confidential matters respecting the rights and obligations of the parties pursuant to this Agreement are being discussed. The representatives may differ from meeting to meeting.

                                   ARTICLE VI
                     CONDITIONS OF MERGER - BOKF AND BOKSUB

     The obligations of BOKF and BOKSub to close the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by BOKF and BOKSub.

     Section 6.1. Representations and Warranties. The representations and warranties of CNBT set forth in Article II hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise provided or permitted by this Agreement, and BOKF shall have received a certificate, executed by the President of CNBT to that effect.

     Section 6.2. Performance of Obligations of CNBT. CNBT shall have performed all obligations and agreements required to be performed by it under this Agreement in all material respects prior to or at the Closing.

     Section 6.3. Authorization of Merger. All action necessary to authorize the execution, delivery, and performance of this Agreement by CNBT and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of CNBT, and CNBT shall have full power and right to merge on the terms provided herein. All action necessary to authorize and consummate the Merger contemplated hereby shall have been duly and validly taken by the shareholders of CNBT and holders of not more than 10% of the CNBT Common shall either (i) file with CNBT prior to the Shareholders' Meeting a notice of their intent to exercise their right to dissent to the Merger or (ii) vote against the Merger at the Shareholders' Meeting.

                                   ARTICLE VII
                           CONDITIONS OF MERGER - CNBT

     The obligation of CNBT to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by CNBT:

     Section 7.1. Representations and Warranties. The representations and warranties of BOKF and BOKSub set forth in Article III and Article IV hereof, respectively, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise provided or permitted by this Agreement, and CNBT shall have received a certificate, executed by the Presidents of BOKF and BOKSub to that effect.

     Section 7.2. Performance of Obligations of BOKF. BOKF and BOKSub shall have performed all obligations and agreements required to be performed by it under this Agreement in all material respects prior to or at the Closing.

     Section 7.3. Authorization of Merger by BOKF and BOKSub. All action necessary to authorize the execution, delivery, and performance of this Agreement by BOKF and BOKSub and the consummation of the Merger contemplated hereby shall have been duly and validly taken by the Boards of Directors and shareholders of BOKF and BOKSub, respectively, and BOKSub and CNBT shall have full power and right to merge on the terms provided herein.

     Section 7.4. Authorization of Merger by CNBT. All action necessary to authorize and consummate the Merger contemplated hereby shall have been duly and validly taken by the shareholders of CNBT and holders of not more than one third of the CNBT Common either (i) file with CNBT prior to the Shareholders' Meeting a notice of their intent to exercise their right to dissent to the Merger or
(ii) vote against the Merger at the Shareholders' Meeting.

     Section 7.5. Fairness Opinion. Provided CNBT shall have diligently sought such an opinion, CNBT shall have received from a recognized investment banking firm an opinion, dated as of the date on which the Proxy Statement is first distributed to the shareholders of CNBT, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of CNBT Common.

                                  ARTICLE VIII

              CONDITIONS TO RESPECTIVE OBLIGATIONS OF BOKF AND CNBT

     The respective obligations of BOKF and CNBT under this Agreement are, at their respective options, subject to the further condition that:

     Section 8.1. Governmental Approvals. The parties hereto shall have received approval of the Merger as contemplated by this Agreement from all necessary governmental agencies and authorities, including, to the extent required, the Fed, the OCC, the FDIC, the SEC, and such approvals shall not have been contested by any Federal or state governmental authority nor by any other third party by formal proceeding, and none of such approvals or consents shall be subject to any terms or conditions that are unreasonable or unduly burdensome in the opinion of the party hereto which is obliged to discharge or comply with such term or condition, and all applicable regulatory waiting periods have expired. It is understood that if any contest as aforesaid is brought by formal proceedings, BOKF may, but shall not be obligated to, answer and defend such contest.

     Section 8.2. Documents. Each party hereto shall have received all documents required to be received from the other party on or prior to the Closing Date, including those set forth in Section 9.3 hereof, all in form and substance reasonably satisfactory to the receiving party.

     Section 8.3. Litigation. No action or proceeding shall have been taken, threatened, or instituted or be pending, and no statute, rule, regulation, or order shall have been promulgated, enacted, entered, enforced, or deemed applicable to the acquisition by any governmental authority or by any court, including the entry of a preliminary or permanent injunction, that would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby, illegal, invalid, or unenforceable, (b) impose material limits in the ability of any party to this Agreement to consummate the Agreement or the transactions contemplated hereby, or (c) subject CNBT or the Bank or any officer, director, shareholder, or employee thereof to criminal or civil liability.

     Section 8.4. Employee Severance Agreements. All Employee Severance Agreements between employees and CNBT, Delaware, and/or Bank shall have been amended (which amendment CNBT shall use reasonable efforts to obtain) in a manner approved by BOKF (provided such approval is not unreasonably denied, withheld, or delayed), including the subparagraph (1) of the definition of Good Reason.

                                   ARTICLE IX
                                     CLOSING

     Section 9.1. Closing. The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the main offices of Bank at 10:00 a.m. Houston time on the Closing Date described in
Section 9.2, unless another date or place is agreed to in writing by the parties hereto.

     Section 9.2. Closing Date; Effective Time. The Closing shall take place on a date (the "Closing Date") mutually agreeable to BOKF and CNBT, which date shall be the later of ten (10) days after the receipt of all necessary regulatory, corporate, and other approvals and the expiration of any mandatory waiting periods and a mutually agreeable date on or after January 3, 2001 and on or prior to January 11, 2001, provided, however, that the Closing Date shall not occur later than January 30, 2001 Subject to the terms and conditions set forth herein, including receipt of all regulatory approvals, the Merger shall be effective upon the later of the filing of, or the date and time specified in, the Certificate of Merger relating to the Merger and filed with the Secretary of State of the State of Texas (the "Effective Time"), and the parties shall use their best efforts to cause the Effective Time to occur on the Closing Date.

     Section 9.3. Closing Deliveries.

     (a) At the Closing, CNBT shall deliver to BOKF and BOKSub:

          (i) a certified copy of the Articles of Incorporation, Certificate of Incorporation, or Articles of Association of CNBT, Delaware, and the Bank;

          (ii) a certificate, signed by an appropriate officer of CNBT, acting solely in his capacity as an officer of CNBT, stating that (A) each of the representations and warranties contained in Article II is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Article VII have been satisfied or waived as provided therein;

          (iii) a certified copy of the resolutions of CNBT's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

          (iv) good standing and existence certificates, dated a recent date, duly certifying the existence and good standing of CNBT in Texas Delaware in Delaware, and Bank with the OCC;

          (v)  executed   employment   agreements   for  B.  Ralph  Williams  in
     substantially the form as attached hereto as Exhibit "A";


          (vii) an opinion of the accounting firm of Mann, Frankfort, Stein & Lipp P.C., or another accounting firm mutually agreed to by CNBT and BOKF, in a form reasonably acceptable to BOKF, opining that no payment, of which such accounting firm has knowledge, to any employee of CNBT, Delaware, or the Bank is an excess parachute payment within the meaning of Section 280G of the Code; and,

          (viii) a resolution of the Board of Directors of CNBT approving the merger of CNBT's profit sharing plan into the defined contribution plan of BOKF.

     (b) At the Closing, BOKF shall deliver to CNBT:

          (i) certified copies of the Articles of Incorporation of BOKF and BOKSub;

          (ii) a certificate signed by an appropriate officer of BOKF and BOKSub stating that (A) each of the representations and warranties contained in
     Article III and IV is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties have been made at Closing and (B) all of the conditions set forth in Article VI have been satisfied;

          (iii) a certified copy of the resolutions of BOKF's Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

          (iv) a certified copy of the resolutions of BOKSub's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby;

          (v) good standing and existence certificates, dated a recent date, duly certifying the existence and good standing of BOKSub in Texas;

          (vi)  executed   employment   agreements  for  B.  Ralph  Williams  in
     substantially the form as attached hereto as Exhibit "A"; and

          (viii) evidence of the approval of all regulatory authorities required for the consummation of the Merger and the transactions contemplated by this Agreement.

                                    ARTICLE X
                                   TERMINATION

     Section 10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time by:

     (a) The mutual consent of the respective Boards of Directors of BOKF and CNBT;

     (b) BOKF if the conditions set forth in Article VI hereof shall not have been met;

     (c) CNBT if the conditions set forth in Article VII hereof shall not have been met;

     (d) BOKF if the conditions set forth in Article VIII hereof shall not have been met through no fault of, or reason attributable to, BOKF;

     (e) CNBT if the conditions set forth in Article VIII hereof shall not have been met through no fault of, or reason attributable to, CNBT, Delaware, or the Bank;

     (f) CNBT if (i) CNBT receives an offer from a third party (excluding any affiliate of CNBT or any group of which any affiliate of CNBT is a member) with respect to an Acquisition Proposal, and (ii) the board of directors of CNBT determines, in good faith and after consultation with an independent financial advisor, that such proposal constitutes a Superior Proposal and resolves to accept such a Superior Proposal, and (iii) CNBT shall have given BOKF two (2) days' prior written notice of its intention to terminate pursuant to this provision;

     (g) BOKF if the board of directors of CNBT shall have resolved to accept a Superior Proposal; or

     (h) CNBT in the event the Closing has not occurred by January 30, 2001 , or such other date as the parties hereto agree in writing.

Any party desiring to terminate this Agreement pursuant to any of the foregoing provisions shall give notice of such termination to the other party in accordance with Section 12.2 hereof.

     Section 10.2. Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 10.1 hereof, no party to this Agreement shall have any further liability or obligation in respect of this Agreement; provided, however, that the confidentiality provisions of Section 5.1, above, shall survive termination. Any such termination that occurs as a result of a breach of a representation or warranty made in this Agreement that, at the time made, was not known to the party making such representation to be untrue, or any such termination that through no fault of any of the parties to this Agreement shall be without liability to any of the parties hereto, but if such termination results from the willful misrepresentation of a party or the wilful failure of a party to fulfill a condition to the performance of the obligation of the other party to this Agreement, such party shall be fully liable for any and all damages, costs and expenses (including reasonable attorney's fees) sustained or incurred by the other party or parties as a result of such failure or breach.

     Section 10.3. Waiver and Amendment. Any term or provision of this Agreement, except statutory requirements and requisite approvals of regulatory authorities, may be waived at any time by the party which is entitled to the benefits thereof and this Agreement may be amended or supplemented at any time by the mutual agreement of BOKF, BOKSub, and CNBT through action taken by their respective Boards of Directors.

                                   ARTICLE XI
                              ADDITIONAL COVENANTS

     Section 11.1. No Survival. None of the representations, covenants, warranties, and agreements contained in this Agreement shall survive the Closing and the Effective Time except (i) in accordance with Section 11.2 and (ii) this Agreement shall continue and remain in full force and effect regarding the covenants of BOKF that by their terms are to be performed after the Effective Time (including without limitation the provisions in Section 1.5 concerning payment of the Merger Consideration and Sections 11.2, 11.3, 11.4, and 11.5) for the period of the applicable statute of limitations.

     Section 11.2 Escrow. At the Effective Time, BOKF shall establish an escrow account ( the "Representation Escrow") with the Escrow Agent. The Representation Escrow shall be governed by an escrow agreement, the form of which is attached hereto as "Exhibit B" (the 'Representation Escrow Agreement:), which shall provide as follows:

     (a) At the Effective Time, BOKF shall deposit the principal amount of $1,000,000 into the Representation Escrow, which, together with (i) all interest earned thereon, but reduced by (ii) any Representation Allowed Escrow Claim (as hereafter defined) is referred to herein as the Representation Escrow Funds".

     (b) The Representation Escrow Funds shall be invested in a certificate of deposit at the Bank maturing one year from date, at the rate and on the terms and conditions generally offered by Bank for certificates of deposit of comparable size and duration, and upon maturity as necessary, in three-month certificates of deposit at Bank at the rates and on terms and conditions generally offered by the Bank for certificates of comparable size and duration at each renewal date, provided that any penalty for early withdrawal of such funds will either be waived by Bank or borne by BOKF.

     (c) The representations, warranties, covenants and agreements of CNBT contained in this Agreement shall survive the Closing, and BOKF shall be indemnified and held harmless from any and all losses, arising from any breach by CNBT of any such representations, warranties, covenants, and agreements (collectively, "Losses"), provided that (i) written notice of such Losses must be given to CNBT on or before March 31, 2002, (ii) the sole remedy available to BOKF for Losses shall be limited solely to a claim against the Representation Escrow Funds, (iii) all payments, if any, to be made in respect of any Losses shall be made solely from the Representation Escrow Funds, (iv) the CNBT shareholders shall have no obligations or liability for any such losses except to the extent of the Representation Escrow Funds, and (v) no claim shall be made for any Losses unless and until the aggregate amount of all Losses shall exceed $25,000.

     (d) In the event BOKF makes no claim for any Losses on or before March 31, 2002, the Representation Escrow Agreement shall terminate and the Escrow Agent shall, on or before April 15, 2002, distribute the Representation Escrow Funds on a pro rata basis to the holders of the CNBT Common as of the Effective Time.

     (e) In the event BOKF makes a claim for Losses on or before March 31, 2002, the Escrow Agent shall (i) on or before April 15, 2002, distribute on a pro rata basis to the holders of the CNBT Common as of the Effective Time an amount equal to the Representation Escrow Funds less the amount of all Losses claimed by BOKF, and (ii) continue to hold and invest the remaining Representation Escrow Funds until such claim is resolved by (i) the mutual agreement of a majority of the Agents (as defined below) and BOKF, or (ii) a final adjudication determining the merits of the BOKF claim, at which time the Representation Escrow Agreement shall terminate, the Escrow Agent shall pay the claim of BOKF as mutually agreed or finally adjudicated (an "Representation Escrow Allowed Claim"), and the Escrow Agent shall distribute any remaining Escrow Funds on a pro rata basis to the holders of the CNBT Common as of the Effective Time.

     (f) The rights of the holders of the CNBT Common in the Representation Escrow and the Representation Escrow Funds shall not be assignable or transferable except by operation of law or by intestacy and will not be evidenced by any certificate or other interest.

     (g) The persons who are members of the Board of Directors of CNBT immediately prior to the Closing shall collectively serve as agents, acting by majority vote in the same manner as a board of directors acting under the TCBA, for the holders of the CNBT Common as of the Effective Time and shall have full authority to act for and on behalf thereof in the administration of the provisions of this Section (the "Agents"). The actions of the Agents shall be deemed actions taken by them as members of the Board of Directors of CNBT prior to the Closing.

     (h) BOKF shall pay the fees and costs of the Escrow Agent with respect to the Representation Escrow.

     Section 11.3. Indemnification; Insurance.

     (a) From and after the Effective Time, BOKF (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer, and employee of CNBT and the Bank determined as of the Effective Time (the
"Indemnified Parties") against any costs or expenses (including reasonably attorneys' fees), judgments, fines, losses, claims, damages, or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil or criminal, administrative, or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent to which such Indemnified Parties were entitled under the Articles of Incorporation, Certificate of Incorporation, Articles of Association and Bylaws of CNBT, Delaware, and the Bank.

     (b) Any Indemnified Party wishing to claim indemnification under this section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

     (c) BOKF shall maintain its existing policy of directors and officers liability insurance (or comparable coverage) for a period of not less than three years after the Effective Time; which policy shall be amended, however, to include the directors and officers of CNBT, Delaware, and the Bank, and which shall be a "claims made" policy providing coverage for (among other things) acts or omissions occurring prior to the Effective Time.

     (d) In the event that BOKF or any of its  respective  successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Agreement, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

     Section 11.4. BOT Director Position. As soon as practicable after the Effective Time, BOKF shall cause (pursuant to a voting agreement with its controlling shareholder or otherwise) the Chief Executive Officer of the Bank to be elected as a member of the Board of Directors of BOT. BOKF shall continue to cause such person to be nominated and elected as a director of BOT for a period of two years after the Effective Time. If for any reason such person cannot or will not serve as a director of BOKF, BOKF and the board of directors of CNBT shall mutually agree to designate another person who was on the Board of Directors of CNBT as of the Effective Time to fill such position for such period of time.

     Section 11.5. Severance Plan. Prior to the Closing Date, the Bank will enter into a severance policy providing for the payment to any employee who is involuntarily dismissed within the first 180 days after the Closing Date, an amount equal to the greater of (a) one week's pay for each year of service or portion thereof by such employee or (b) two weeks' pay, and BOKF will honor such policy after the Closing with respect to the employees of the Bank as of the Closing Date.

     Section 11.6. Employee Benefits. BOKF presently intends that, after the Merger, BOKF and CNBT will not make additional contributions to the employee benefit plans of CNBT. Each employee of CNBT or any direct or indirect subsidiary of CNBT who remains an employee of CNBT or BOKF or any direct or indirect subsidiary of CNBT or BOKF immediately after the Effective Time (the "Continuing Employees") will be entitled to participate in the employee benefit plans and programs maintained for employees of BOKF and its affiliates, in accordance with the respective terms of such plans and programs, and BOKF shall take all actions necessary or appropriate to facilitate coverage of the Continuing Employees in such plans and programs from and after the Closing Date, subject to the following:

     (a) Each Continuing Employee will be entitled to credit for prior service with CNBT for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subsection(b) below and any stock option plans) sponsored by BOKF or its affiliates. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Continuing Employee. For purposes of determining each Continuing Employee's benefit for the year in which the Merger occurs under the BOKF vacation program, any vacation taken by a Continuing Employee preceding the Closing Date for the year in which the Merger occurs will be deducted from the total BOKF vacation benefit available to such employee for such year.

     (b) Each Continuing Employee shall be entitled to credit for past service with CNBT or any of its direct or indirect subsidiaries for the purpose of satisfying any eligibility or vesting periods applicable to the BOKF employee pension benefit plans that are subject to Section 401(a) and 501(a) of the Code. Notwithstanding the foregoing, BOKF shall not grant any prior years of service credit to employees of CNBT, with respect to any defined benefit plans sponsored (or contributed to) by BOKF; instead, Continuing Employees shall be treated as newly hired employees of BOKF as of the date following the Closing Date for purposes of determining eligibility, vesting and benefit accruals thereunder.

                                   ARTICLE XII
                                  MISCELLANEOUS

     Section 12.1. Entire Agreement. This Agreement contains the entire agreement among BOKF, BOKSub, and CNBT with respect to the Merger, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

     Section 12.2. Brokers. CNBT represents and warrants that except for Alex Shesunoff & Co. Investment Banking, no broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CNBT and that the total of the compensation payable to Alex Shesunoff & Co. not reflected in the Financial Statements and to the entity providing the fairness opinion described in Section 7.5 shall not exceed $600,000.

     Section 12.3. Notices. All notices or other communications that are required or permitted hereunder shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

     If to BOKF or BOKSub:

         BOK Financial Corporation
         P.O. Box 2300
         Tulsa, OK 79192
         Attention: Mr. James F. Ulrich
         Telecopy No.: (918) 588-6853

         and

         Bank of Texas, N.A.
         5956 Sherry Lane, Suite 1800
         Dallas, Texas 75225
         Attention: Mr. C. Fred Ball, Jr., President
         Telecopy No.: (214) 987-8891

         With a Copy To:

         Frederic Dorwart, Lawyers
         Old City Hall
         124 East Fourth Street
         Tulsa, OK 74103-5010
         Attention: Frederic Dorwart, Esq.
         Telecopy No.: (918) 583-8251

     If to CNBT:

         CNBT Bancshares, Inc.
         5320 Bellaire Boulevard
         Bellaire, TX 77401

         Attention B. Ralph Williams, President
         Telecopy No.: (713) 661-5539

         With a Copy To:

         Thompson Knight Brown Parker & Leahy LLP
         1200 Smith Street, Suite 3600
         Houston, Texas 77002
         Attention: John T. Unger
         Telecopy No.: 713-654-1871

     Section 12.4. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof, including any facsimile copy thereof, shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 12.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

     Section 12.6. Venue. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS SHALL BE LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS, AND EACH PARTY HERETO HEREBY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT IN ACCORDANCE WITH THIS SECTION.

     Section 12.7. Additional Documentation. As soon as practicable after the Effective Time, the parties hereto shall execute and file such documents and take such other actions as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

     Section 12.8. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those to which it is held invalid and unenforceable, shall not be affected thereby and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     Section 12.9. Expenses.

     (a) Each party shall bear and pay for all of its own costs and expenses incurred in connection with this Agreement or the Merger, including respective fees and expenses of financial consultants, accountants and counsel.

     (b) CNBT hereby agrees to , and shall, pay to BOKF $5,000,000 in funds immediately available in Dallas, Texas not later than the second Business Day following termination of this Agreement, (i) if CNBT terminates this Agreement pursuant to clause (f) of Section 10.1, (ii) if BOKF terminates this Agreement pursuant to clause (d) of Section 10.1 due to CNBT's breach of Section 6.2 , or
(iii) BOKF terminates this Agreement pursuant to clause (g) of Section 10.1.

     (c) BOKF hereby agrees to, and shall, pay to CNBT $5,000,000 in funds immediately available in Houston, Texas not later than the second Business Day following termination of this Agreement if CNBT terminates this Agreement pursuant to clause (e) of Section 10.1 solely due to BOKF's breach of Section 7.2.

     Section 12.10. Exhibits. The exhibits and schedules attached to this agreement, together with all documents incorporated by reference therein, form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point in which the reference is made. Items disclosed on any Exhibit or Schedule to this Agreement shall be deemed to be disclosed on all Exhibits or Schedules hereto and the failure of CNBT to list any item on one or more Exhibits or Schedules shall not give rise to a claim by BOKF or BOKSub.

     Section 12.11. Costs of Litigation. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                       BOK FINANCIAL CORPORATION

                                       By: /s/ James Ulrich
                                          ----------------------
                                          James Ulrich, Senior Vice President

                                       BOKF MERGER CORPORATION NUMBER TEN

                                       By: /s/ James Ulrich
                                           ------------------------
                                          James Ulrich, Senior Vice President

                                       CNBT BANCSHARES, INC.

                                       By: /s/ B. Ralph Williams
                                           --------------------------
                                          B. Ralph Williams, President



S:\FD Law Files\BOk - 0061\CNBT Bancshares\P&A Agmt Execution 8.18.00(pm).wpd

                                    Exhibit A
                                       to
              Agreement and Plan of Merger dated August ____, 2000

                              EMPLOYMENT AGREEMENT

     This  Employment   Agreement   ("Agreement")   is  made  this  ___  day  of
______________, 2000 (the "Agreement Date") between the following parties ("Parties"):
     (a) Citizens National Bank of Texas (the "Bank");
     (b) BOK Financial Corporation, an Oklahoma corporation ("BOKF"); and,
     (c) B. Ralph Williams, an individual residing in Sugar Land, Texas (the "Executive").

     The Bank and Executive, in consideration of the promises and covenants set forth herein (the receipt and adequacy of which are hereby acknowledged) and intending to be legally bound hereby, agree as follows:

(1) Purpose of This Agreement. The purpose of this agreement is as follows:

     a The Bank is a national association organized under the National Bank Act. The Bank is engaged in the banking business in Texas.

     b BOKF is a bank holding company and owns all of the capital stock of Bank of Texas, National Association ("BOT"). BOT is engaged in the banking business in Texas.

     c The Executive is currently serving as Chief Executive Officer of the Bank. Except for that certain Severance Agreement dated November 3, 1997 (the "Severance Agreement"), the Executive currently has no written agreement of employment with the Bank, but the Executive is currently receiving salary compensation and other benefits from the Bank (collectively, the "Current Benefits").

     d Pursuant to an Agreement and Plan of Merger dated August _______, 2000 (the "BHC Merger Agreement") among BOK Financial Corporation ("BOKF"), CNBT Bancshares, Inc. ("CNBT"), and BOKF Merger Corporation Number Ten ("BOKSub"), BOKF is acquiring indirect ownership of the Bank and it is anticipated that at some date in the future the Bank will be merged into BOT (the "Bank Merger"). The Closing (as defined in the BHC Merger Agreement) is hereafter referred to as "the consummation of the Merger Agreement" or the "BHC Merger". Upon and subject to the BHC Merger, the Bank desires to retain the services of Executive and the Executive desires to continue to render services to the Bank.

     e    The purpose of this Agreement is to set forth the terms and conditions
          (i) on which the Bank shall, subject to consummation of the Merger Agreement, employ the Executive from and after consummation of the BHC Merger Agreement and (ii) on which the Executive agrees not to compete with the Bank. As hereafter used, "Bank" shall mean Citizens National Bank of Texas preceding the Bank Merger and Bank of Texas, National Association following the Bank Merger

2 Employment. The Bank hereby employs the Executive, and the Executive hereby agrees to work for the Bank, on the following terms and conditions:

     a Executive shall serve as Chief Executive Officer of the Bank until such time as the Bank Merger is consummated and as President, Bank of Texas -- Houston (an unincorporated banking division of the Bank) following consummation of the Bank Merger, subject to the direction of the Chief Executive Officer of the Bank.

     b. Executive shall devote all time and attention reasonably necessary to the affairs of the Bank and shall serve the Bank diligently, loyally, and to the best of his ability.

     c. Executive shall serve in such other or additional positions as an officer and/or director of the Bank or any of its affiliates as the Chief Executive Officer of the Bank may request; provided, however, Executive's residence and place of work shall remain in the Houston area.

     d. Notwithstanding anything herein to the contrary, Executive shall not be precluded from engaging in any charitable, civic, political or community activity or membership in any professional organization.

3. Compensation. Except for any compensation which may become due Executive pursuant to Section 6(b) of that certain Severance Agreement between the Bank and Executive, as the sole, full and complete compensation to the Executive for the performance of all duties of Executive under this Agreement and for all services rendered by Executive to the Bank or to any affiliate of the Bank:

     a. The Bank shall pay to Executive the sum of $XXX,XXX per year during the first and second years of this Agreement and $XXX,XXX per year during the third year of this Agreement, payable in installments in arrears, less usual and customary payroll deductions for FICA, federal and state withholding, and the like, at the times and in the manner in effect in accordance with the usual and customary payroll policies generally in effect from time to time at the Bank ("Annual Salary"). The Annual Salary may be increased during the Term (as hereafter defined), but shall not be decreased.

     b. The Bank shall pay and provide to Executive pension, thrift, medical insurance, disability insurance plan benefits, and other fringe benefits, generally in effect for senior executive employees of the Bank and its affiliates (the "Additional Benefits"). Executive shall be credited with his prior service at the Bank in BOKF's 401k plan and in connection with the Additional Benefits (other than in connection with BOKF's pension plan). Executive shall not be credited with prior service in BOKF's pension plan, but shall (i) be able to participate in BOKF's pension plan immediately upon the Closing of the BHC Merger and (ii) in the event Executive is not vested at the time Executive's employment with the Bank is terminated (for whatever reason), the Bank shall pay Executive an amount equal to the pension plan contributions made by the Bank in respect of Executive plus any earnings thereon.

     c. The Bank may, from time to time in Bank's sole discretion consistent with the practices generally in effect for senior executive employees of BOKF and its affiliates, pay or provide, or agree to pay or provide, Executive a bonus, stock option, or other incentive or performance based compensation. All such bonus, stock option or other incentive or performance based compensation, regardless of its nature (hereinafter called "Performance Compensation") shall not constitute Annual Salary.

     d. The Bank shall reimburse Executive for reasonable and necessary entertainment, travel and other expenses in accordance with BOKF's standard policies in general effect for senior executive employees of the Bank (which includes dues for lunch clubs, but does not include reimbursement for country club memberships or dues).

     e. BOKF shall consider Executive for the award of options to acquire shares of BOKF Common Stock in respect of the BOKF stock option plan at the time and on the same terms and conditions as offered generally to the senior executive officers of the Bank.

     f. The Executive shall be allowed vacation, holidays, and other employee benefits not described above in accordance with the Bank's standard policy in general effect for Bank's senior executive employees.

     g. Executive hereby agrees to accept the foregoing compensation in lieu of all Current Benefits and as the sole, full and complete compensation to Executive for the performance of all duties of Executive under this Agreement and for all services rendered by Executive to the Bank or any affiliate of the Bank (except for any compensation which may become due Executive pursuant to Section 6(b) of that certain Severance Agreement between the Bank and Executive).

4. Term of this Agreement. The term of this Agreement (the "Term") shall commence (the "Commencement") as of the commencement of the first Bank pay-roll period immediately preceding the effective date of the Closing of the BHC Merger and shall terminate on the third anniversary date of the Commencement; provided, however, either the Bank or Executive may terminate this Agreement effective on the first anniversary date of this Agreement by giving written notice to the other of such termination not later than thirty (30) calendar days preceding such first anniversary date.

5. Termination of This Agreement. Notwithstanding the provisions of paragraph 4 of this Agreement, this Agreement may be terminated on the following terms and conditions:

     a. Termination by Bank Without Cause. In the event the Bank terminates Executive without cause, (A) the Bank shall forthwith upon such termination pay to Executive his then Annual Salary for the remaining portion of the Term whether or not Executive seeks or obtains other employment and (B) the Executive shall be entitled to receive any benefits, insured or otherwise, that Executive would otherwise be able to receive under any benefit plan of the Bank of which Executive is a beneficiary in accordance with paragraph 3(b).

     b. Termination by Bank for Cause. The Bank may terminate this Agreement for cause on the following terms and conditions:

          (i) The Bank shall be deemed to have cause to terminate Executive's employment only in one of the following events:

               (A) The Executive shall willfully fail to substantially perform his obligations under this Agreement (it being understood that any such failure resulting from Executive's incapacity due to physical or mental illness shall not be deemed willful);

               (B) The Executive commits any act which is intended by Executive to materially injure the Bank;

               (C) The Executive commits any criminal act or act involving moral turpitude;

               (D)  The Executive commits any dishonest or fraudulent act; or,

               (E)  Any  refusal  by  Executive   to  obey  written   orders  or
                    instructions of the Chief Executive Officer of the Bank unless such instructions would require Executive to commit an illegal act, could subject Executive to personal liability, would require Executive to violate the terms of this Agreement, or would otherwise be inconsistent with the duties of an officer of a national banking association.

          (ii) The Bank shall be deemed to have cause to terminate Executive's employment only when a majority of the members of the Board of Directors of the Bank finds that, in the good faith opinion of such majority, the Executive committed one or more of the acts set forth in clauses (A) through (E) of the preceding subparagraph, such finding to have been made after at least twenty (20) business days' notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before such majority. The determination of such majority, made as set forth above, shall be binding upon the Bank and the Executive.

          (iii)The effective date of a termination for cause shall be the date of the action of such majority finding the termination was with cause. In the event the Bank terminates this Agreement for cause,
               (A) the Bank shall pay  Executive  the  Executive's  then  Annual
               Salary through, but not beyond, the effective date of the termination and (B) the Executive shall receive those Additional Benefits accrued through but not beyond the effective date of such termination which are thereafter payable under the terms and provisions of benefit plans then in effect in accordance with paragraph 3(b) above.

     c. Termination By the Executive. The Executive may, at anytime after the first anniversary date of the consummation of the Merger, terminate this Agreement on the following terms and conditions:

          i. The Executive may give written notice of termination to the Bank. The termination shall be effective on the fifteenth (15th) business day following the notice of termination.

          ii. Upon termination by the Executive, the Bank shall have no obligation to Executive under this Agreement beyond the effective date of the termination; provided, however, that the Executive shall be entitled to receive any benefits, insured or otherwise, that Executive would otherwise be able to receive under any benefit plan of the Bank of which Executive is a beneficiary in accordance with paragraph 3(b).

6. Provisions Respecting Illness. In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of illness or other physical or mental disability, and at or before the end of such period, Executive does not return to work on a full-time basis, the Bank may terminate this Agreement without further or additional compensation being due the Executive from the Bank except annual salary and benefits accrued through the date of such termination under benefit plans then in effect in accordance with paragraph 3(b) above.

7. Agreement Not to Compete. The provisions of this paragraph are hereafter called the "Non-Competition Agreement.

     a. Executive agrees that, following any termination of this Agreement, for a period of twenty-four months after the termination of Executive's employment by Bank, Executive shall not directly or indirectly (whether as an officer, director, employee, partner, stockholder, creditor or agent, or representative of other persons or entities) except as a shareholder of less than ten percent (10%) of the common stock of a corporation traded on the facilities of a national securities exchange (i) engage in the banking business generally or in any business in which the Bank or any affiliate of the Bank has, as of the date of such termination engaged, in Harris County, Ft. Bend County, any Texas county in which BOT maintains a banking office for which Executive is assigned supervisory authority, or any counties contiguous thereto (the "Trade Area") or (ii) contact or solicit individuals or entities who were at anytime during the Term clients of Bank or Bank's affiliates in the Trade Area for the purpose of providing banking services or contact or solicit employees of Bank or Bank's affiliates to seek employment with any person or entity except the Bank and its affiliates, whether, in either case, such contact or solicitation is made within or without the Trade Area.

     b. The Bank shall, except in the case of a termination of this Agreement prior to the expiration of the Term pursuant to Paragraph 5(b) or 5(c), pay Executive monthly during such period of non-competition, as follows:

          i. In the event the Agreement is terminated on the first anniversary date by the Bank or by the Executive pursuant to the proviso to Paragraph 3 of this Agreement, at the rate of _____ Dollars during the first twelve months of such period of non-competition and ____ Dollars per calendar month during the second twelve months of such period of non-competition, commencing with the first calendar month of the period of non-competition: and,

          ii. In the event this Agreement is terminated pursuant Paragraph 5(a), at the rate of ____ Dollars per calendar month during the twenty-four month period of non-competition, commencing with the first calendar month of the period of non-competition.

     c. Executive agrees that (i) this Non-Competition Agreement is entered into in connection with the sale to BOKF of the goodwill of the business of the Bank, (ii) Executive is receiving contemporaneously herewith the sum of $1,000 as separate additional consideration for this Non-Competition Agreement which consideration Executive agrees is full and fair consideration for the provisions set forth in this
          Non-Competition Agreement, (iii) the restrictions imposed upon Executive by this Non-Competition Agreement are essential and necessary to ensure BOKF acquires the goodwill of the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Non-Competition Agreement are fair and reasonable.

     d. Executive agrees that (i) any remedy at law for any breach of this Non-Competition Agreement would be inadequate, (ii) in the event of any breach of this Non-Competition Agreement, this Non-Competition Agreement shall constitute uncontrovertible evidence of irreparable injury to the Bank, and (iii) the Bank shall be entitled to both immediate and permanent injunctive relief without the necessity of establishing posting any bond therefor to preclude any such breach (in addition to any remedies of law which the Bank may be entitled).

8. Condition Precedent. The obligations of the Parties under this Agreement shall be subject to the condition precedent that the Closing of the BHC Merger shall have occurred.

9. Obligations of BOKF. BOKF shall be jointly and severally liable for the obligations of the Bank arising under this Agreement.

10. Miscellaneous Provisions. The following miscellaneous provisions shall apply to this Agreement:

     (a) All notices or advices required or permitted to be given by or pursuant to this Agreement, shall be given in writing. All such notices and advices shall be (i) delivered personally, (ii) delivered by facsimile or delivered by U.S. Registered or Certified Mail, Return Receipt Requested mail, or (iii) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) the first business day following the date of delivery if delivered personally or by facsimile, (ii) on the third business day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:

                      If to the Bank
                      or BOKF:        BOKF Financial Corporation
                                      7600 West Northwest Highway
                                      Dallas, Texas 75225
                                      Attention: C. Fred Ball, Jr.
                                      Telephone No: (214) 706-0336
                                      Telecopy No.: (214) 706-0350

                      With a Copy to: Frederic Dorwart
                                      Old City Hall
                                      124 East Fourth Street
                                      Tulsa, OK 74103-5010

                                      Telephone No.: (918) 583-9945
                                      Telecopy No.: (918) 583-8251

                      If to Executive:  _____________________________
                                        _____________________________
                                        _____________________________
                                        _____________________________
                                        Telecopy No: _________________

                      With Copy To:    Thompson Knight Brown Parker & Leahy LLP
                                       1200 Smith Street, Suite 3600
                                       Houston, Texas 77002
                                       Attention: John T. Unger
                                       Telecopy No.: 713-654-1871

                                       Seyfarth Shaw
                                       700 Louisiana, Suite 3850
                                       Houston, Texas 77002
                                       Linda C. Schoonmaker
                                       Telecopy No. 713-225-2340

          or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

     (b) This Agreement is made and executed in Houston Texas and all actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to or from this Agreement, shall be litigated in courts having situs in Harris County, Texas..

     (c) This Agreement shall be subject to, and interpreted by and in accordance with, the laws of the State of Texas.

     (d) This Agreement is the entire Agreement of the parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof, except as stated in this Agreement.

     (e) This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the parties hereto.

     (f) This Agreement shall not be interpreted strictly for or against any party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purposes and interest of this Agreement.

     (g) Each party hereto has entered into this Agreement based solely upon the agreements, representations and warranties expressly set forth herein and upon his own knowledge and investigation. Neither party has relied upon any representation or warranty of any other party hereto except any such representations or warranties as are expressly set forth herein.

     (h) Each of the persons signing below on behalf of a party hereto represents and warrants that he or she has full requisite power and authority to execute and deliver this Agreement on behalf of the parties for whom he or she is signing and to bind such party to the terms and conditions of this Agreement.

     (i) This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement shall become effective only when all of the parties hereto shall have executed the original or counterpart hereof. This Agreement may be executed and delivered by a facsimile transmission of a counterpart signature page hereof.

     (j) In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

     (k) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     (l) This is not a third party beneficiary contract, except BOKF (including each affiliate thereof) shall be a third party beneficiary of this Agreement. No person or entity other than a party signing this Agreement and those designated as a third party beneficiary herein shall have any rights under this Agreement.

     (m) This Agreement may be amended or modified only in a writing which specifically references this Agreement.

     (n) A party to this Agreement may decide or fail to require full or timely performance of any obligation arising under this Agreement. The decision or failure of a party hereto to require full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

     (o) In the event any provision of this Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

           Dated and effective the date first set forth above.


                                           CITIZENS NATIONAL BANK OF TEXAS


                                       By  ____________________________________


                                           BOK FINANCIAL CORPORATION

                                       By  ____________________________________


                                           ____________________________________
                                           B. Ralph Williams












                                    Exhibit B
                                       to
               Agreement and Plan of Merger Dated August ___, 2000

                                ESCROW AGREEMENT

     This ESCROW AGREEMENT has been executed as of the ___day of__ _______, 2000, by and between BOK Financial Corporation ("BOKF"), the shareholders of CNBT Bancshares, Inc. (the "Shareholders"), and Bank of Texas Trust Company, National Association (the "Escrow Agent").

     BOKF has deposited in escrow with the Escrow Agent $1,000,000 pursuant to that certain Agreement and Plan of Merger dated as of August ____, 2000, among BOKF, BOKF Merger Corporation Number Ten, and CNBT Bancshares, Inc. (the "Merger Agreement"). The parties agree that this escrow shall be administered in accordance with Section 11.2 of the Merger Agreement, a true and correct copy of which is attached hereto and incorporated herein by this reference. BOKF and the Agents (as defined in Section 11.2 of the Merger Agreement) shall jointly provide all notices to the Escrow Agent required by Section 11.2 of the Merger Agreement to fulfil the terms and conditions of the Escrow Account, and the Escrow Agent shall act only pursuant to the joint written instructions of BOKF and the Agents.

     The parties to this Escrow Agreement agree that the following provisions shall control with respect to the rights duties, liabilities, privileges and immunities of the Escrow Agent.

     (a) The Escrow Agent is not a party to, and is not bound by, or charged with notice of, any agreement out of which this escrow may arise.

     (b) The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution thereof, or for the identity or authority of any person executing or depositing it. The Escrow Agent will not render investment advice with respect to the subject matter of this escrow.

     (c) In the event the Escrow Agent becomes involved in litigation in connection with this escrow, the undersigned jointly and severally agree to indemnify and save the Escrow Agent harmless from all loss, cost, damages, expenses and attorney's fees suffered or incurred by the Escrow Agent as a result thereof.

     (d) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

     (e) The Escrow Agent shall not be liable for anything that it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct.

     (f) The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

     (g) In the event of any disagreement between any of the parties to this agreement, or between them or either of any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

           Executed in Houston, Texas this ___th day of _________, 2001.


                        BOK FINANCIAL CORPORATION

                      By:
                         James Ulrich, Senior Vice President


                        SHAREHOLDERS


                       By:
                          B. Ralph Williams, as President and Director
                          of CNBT Bancshares, Inc.



                        BANK OF TEXAS TRUST COMPANY,
                        NATIONAL ASSOCIATION


                        By:
                           Steve Poole, President

                                 Schedule 2.2(a)

                               Outstanding Options

                                  Number of                           Exercise
       Name of Holder              Shares                               Price

B. Ralph Williams                  10,000                             $  9.00
Sheila Duffy                       12,100                                6.20
                                   10,000                                9.00
Joseph E. Ives                     10,000                                9.00
Randall W. Dobbs                   10,000                                9.00
Mary A. Walker                     10,890                                2.75
                                   10,000                                9.00
John M. James                       9,680                                5.79
                                   10,000                                9.00
Frank G. Cook                      10,000                                9.00
Robert Kramer                      10,000                               10.50
Charles Arnold                     10,000                               12.37
Tammy Scott                         2,500                                9.00
Jean Fedigan                        2,500                                9.00
Barbara Guillory                    2,500                                9.00
Kay Cronover                        2,500                                9.00
Peggy Cook                          2,500                                9.00
Clarice Ratliff                     2,000                                9.00
Judy Williams                       2,500                                9.00

            Total                 139,670

                                  Schedule 2.15

                                    Employees

     The following employees are parties to Executive Severance Agreements:

                                B. Ralph Williams
                                Randall W. Dobbs
                                 Joseph E. Ives
                                 Mary A. Walker
                                  John M. James
                               Sheila J. Scantlin
                                Robert J. Kramer
                                Charles H. Arnold

                                  Schedule 2.16
                       Material Contracts and Commitments

1. Service Agreement between Anytime Access, Inc. and the Bank.

2.  Alltel Sugar Land Telephone - telephone service for Sugar Land office's.

3. (a) Deposit System Software License & Updated Agreement dated January 19, 1998, between Bankers Systems, Inc. and the Bank.

     (b) Lending System Software License & Update Agreement dated May 1, 1998, between Bankers Systems, Inc. and the Bank.

     (c)  Rembrandt Lending System - Invoice dated March 29, 1999.

4. (a) Agreement for Information Technology Services dated October 1, 1999, between Electronic Data Services Corporation ("EDS") and the Bank.

     (b)  EFT Services  Agreement  dated December 16, 1998,  between EDS and the
          Bank.

     (c) Visa and MasterCard Participation Agreement dated January 1, 1999, between EDS Employees Federal Credit Union and the Bank.

     (d) Interactive Transaction Processing Services Addendum dated October 10, 1995, between EDS and the Bank.

5.   Memorandum  of  Agreement   dated   December  1,  1998,   between   Brink's
     Incorporated and the Bank.

6.   Chex Systems, Inc. - account verification services.

7.   Ground Lease Agreement dated February 25, 1991,  between Barbara Roosth and
     E. Milton Horten and the Bank - main office.

8. Agreement for Purchase of Checks and Related Products dated July 11, 1996, as amended December 4, 1997, between Deluxe Financial Services Texas, L.P. and the Bank.

9.   Maintenance Agreements with Diebold, Inc. for automated teller machines.

10.  Agreement dated May 2, 2000, between Gulf Coast Presort, Inc. and the Bank.

11. (a) License Agreement dated October 22, 1996, between Kroger Co. and the Bank for Sweetwater & Lexington store location.

     (b) License Agreement dated July 7, 1992, between Kroger Co. and the Bank for the Highway 6 store location.

     (c) License Agreement dated July 7, 1992, between Kroger Co. and the Bank for the FM 1092 store location.

12. Purchase Order for equipment dated January 26, 2000, with Lane Bank Equipment Co. - Westheimer branch.

                                                              [PG NUMBER]

13. Mann Frankfort Stein & Lipp, P.C., certified public accountants - quarterly review for September 30, 2000, and annual audit for year ended December 31, 2000.

14. Addendum to Proposed Agreement dated July 28, 2000, between Marnoble Computer Sales & Service, Inc. and the Bank.

15. Agreement to Provide Architectural and Engineering Services dated July 20, 1999, between McCleary/German Associates, Inc. and the Bank - Westheimer branch.

16. Letter Agreement dated December 16, 1998, between Paul's Delivery Service and the Bank.

17. Cleaning Agreements dated April 14, 1995 (Main office) and November 20, 1995 (Sugar Land office) between Reliant Building Services and the Bank.

18. (a) Bellaire Shopping Center Lease dated December 1, 1999, between Ron Mafridge, Trustee and the Bank.

     (b)  Lease dated March 12,  1999,  between  Ron  Mafridge,  Trustee and the
          Bank.

     (c) Letter Agreement dated March 31, 1992, as amended March 8, 1999, Between Ron Mafridge, Trustee, and the Bank for use of parking spaces.

19. Com-Tec Equipment Coverage Policy dated January 1, 2000, through Specialty Underwriters.

20. AIA General Conditions of the Construction Contract and Standard Form of Agreement between Owner and Contractor each dated February 21, 2000, between Spectrum Construction Services, Inc. and the Bank - Westheimer branch.

21.  Southwestern Bell Telephone Company - telephone services.

22. Driving Advantage Services Agreement dated November 24, 1999, between the Bank and Southwest Business Corporation and Lender Guarded Asset Plan Agreement dated November 25, 1998, between J. Yanan& Associates, Inc. and the Bank.

23. Agreement for Collection of Unpaid Accounts between TRS Financial Corp. and the Bank.

24.  Thomas Consulting - compliance audits and monthly accounting services.

25.  Executive Severance Agreements identified on Schedule 12.15.